Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports First Quarter 2018 Results

NEW YORK, NY, May 2, 2018 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the quarter ended March 31, 2018.

Financial Results(1)(2)

•	Generated net income of $23.0 million, or $0.18 per diluted share.

•	Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $44.1 million, or $0.35 per share.

•	Generated FFO as Adjusted of $41.3 million or $0.33 per share, consistent with the first quarter of 2017.

•	Increased current cash balance to $515 million, up nearly $400 million compared to March 31, 2017.
Operating Results(1)

•	Increased same-property cash Net Operating Income (“NOI”) by 2.4% over the first quarter of 2017 due to rent commencements and higher recovery revenue.

•	Increased same-property cash NOI including properties in redevelopment by 2.7% over the first quarter of 2017.

•	Reported same-property retail portfolio occupancy of 98.2%, a decrease of 20 basis points compared to March 31, 2017 and 10 basis points from December 31, 2017.

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Reported consolidated retail portfolio occupancy of 96.1%, down 110 basis points compared to March 31, 2017 as a result of the acquisition of centers with lower occupancy than our existing portfolio in the second quarter of 2017. This metric increased 10 basis points compared to December 31, 2017.

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Executed 35 new leases, renewals and options totaling 597,000 square feet (sf). Same-space leases totaled 504,000 sf and generated average rent spreads of 12.8% on a GAAP basis and 6.9% on a cash basis.

Leasing Activity
Leasing activity during the first quarter was strong. Approximately 151,000 sf of new leases were executed of which only four leases comprising 58,000 sf were on comparable same space locations including a 53,000 sf furniture store located in Glen Burnie, MD which negatively impacted the reported cash leasing spread. Eleven new leases comprising 93,000 sf were executed on newly created or redeveloped spaces for which the new cash rent averaged $41.54 psf.
Development, Redevelopment and Anchor Repositioning Activity
The Company is investing $363 million to renovate and remerchandise 27 of its properties. New retailers include ShopRite, Sprouts, Marshalls, Homesense, Burlington, Best Buy, Ulta, Five Below, Starbucks and Chick-fil-A. It has completed $64 million in projects in the last 12 months, has $206 million underway and has approximately $93 million in its pipeline. There are $200 million of remaining costs to complete these redevelopment projects. The Company expects to earn approximately 9% on its total investment.

The Company’s largest projects include Bergen Town Center and Bruckner Commons. At Bergen, Best Buy just opened its newest prototype store and construction is underway on a new 47,000 sf Burlington expected to open in April 2019. Enhanced food offerings include Cava Grill, Ruth’s Chris Steakhouse and a daytime café. At Bruckner, ShopRite and Burlington are opening this summer.

Disposition Activity
On April 26, 2018, the Company sold MacArthur Commons in Allentown, PA for $55 million, consistent with the plan to dispose of assets in non-core markets.
Balance Sheet Highlights at March 31, 2018(1)(3)(4)

•	Total market capitalization of approximately $4.3 billion comprising 126.8 million, fully diluted common shares valued at $2.7 billion and $1.6 billion of debt.

•	Net debt to total market capitalization of 26%.

•	Net debt to Adjusted Earnings before interest, tax, depreciation and amortization for real estate ("EBITDAre") of 4.8x.

•	$473.6 million of cash and cash equivalents, including restricted cash, and no amounts drawn on the $600 million revolving credit facility.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended March 31, 2018.
(3) Refer to page 10 for a reconciliation of net income to EBITDAre and annualized Adjusted EBITDAre for the quarter ended March 31, 2018.
(4) Net debt as of March 31, 2018 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $473.6 million.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

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FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated real estate assets, real estate impairment losses, rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminish predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

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FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

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Cash NOI: The Company uses cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from operating income or net income. The Company calculates cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for the following items: lease termination fees, bankruptcy settlement income, non-cash rental income and ground rent expense and income or expenses that we do not believe are representative of ongoing operating results, if any.

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Same-property Cash NOI: The Company provides disclosure of cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared totaling 75 properties for the three months ended March 31, 2018 and 2017. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, or under contract to be sold during the periods being compared. As such, same-property cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of cash NOI on a same-property basis adjusted to include redevelopment properties. Same-property cash NOI may include other adjustments as detailed in the Reconciliation of Net Income to cash NOI and same-property cash NOI included in the tables accompanying this press release.

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EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by NAREIT's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes in various ratios, provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre for the first quarter of 2018, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre are consistent with EBITDA and Adjusted EBITDA as presented in prior periods.

The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and includes leases signed, but for which rent has not yet commenced. Same-property retail portfolio occupancy includes shopping centers and malls that have been owned and operated for the entirety of the reporting periods being compared totaling 75 properties for the three months ended March 31, 2018 and 2017. Occupancy metrics presented for the Company's same-property retail portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months, properties sold, or under contract to be sold during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease with comparable gross leasable area.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of UE’s website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 88 properties totaling 16.3 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; these factors include, among others, the Company's ability to complete its active development, redevelopment and anchor repositioning projects, the Company's ability to pursue, finance and complete acquisition opportunities, the Company's ability to engage in the projects in its planned expansion and redevelopment pipeline, the Company's ability to achieve the estimated unleveraged returns for such projects and acquisitions, the estimated remediation and repair costs related to Hurricane Maria at the affected properties. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2017 and the other documents filed by the Company with the Securities and Exchange Commission.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2018	2017
ASSETS
Real estate, at cost:
Land	$523,798	$521,669
Buildings and improvements	2,005,590	2,010,527
Construction in progress	165,403	133,761
Furniture, fixtures and equipment	5,996	5,897
Total	2,700,787	2,671,854
Accumulated depreciation and amortization	(601,729)	(587,127)
Real estate, net	2,099,058	2,084,727
Cash and cash equivalents	462,774	490,279
Restricted cash	10,817	10,562
Tenant and other receivables, net of allowance for doubtful accounts of $5,854 and $4,937, respectively	21,564	20,078
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $528 and $494, respectively	85,727	85,843
Identified intangible assets, net of accumulated amortization of $36,629 and $33,827, respectively	82,787	87,249
Deferred leasing costs, net of accumulated amortization of $15,390 and $14,796, respectively	20,422	20,268
Deferred financing costs, net of accumulated amortization of $1,998 and $1,740, respectively	2,985	3,243
Prepaid expenses and other assets	17,244	18,559
Total assets	$2,803,378	$2,820,808

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,552,543	$1,564,542
Identified intangible liabilities, net of accumulated amortization of $66,866 and $65,832, respectively	176,770	180,959
Accounts payable and accrued expenses	71,061	69,595
Other liabilities	15,574	15,171
Total liabilities	1,815,948	1,830,267
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 113,923,724 and 113,827,529 shares issued and outstanding, respectively	1,139	1,138
Additional paid-in capital	947,815	946,402
Accumulated deficit	(61,975)	(57,621)
Noncontrolling interests:
Operating partnership	100,036	100,218
Consolidated subsidiaries	415	404
Total equity	987,430	990,541
Total liabilities and equity	$2,803,378	$2,820,808

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Quarter Ended March 31,
	2018	2017
REVENUE
Property rentals	$69,722	$62,498
Tenant expense reimbursements	28,672	23,771
Management and development fees	342	479
Income from acquired leasehold interest	—	39,215
Other income	317	101
Total revenue	99,053	126,064
EXPENSES
Depreciation and amortization	21,270	15,828
Real estate taxes	15,775	13,392
Property operating	16,667	13,368
General and administrative	7,641	8,132
Casualty and impairment (gain) loss, net	(1,341)	3,164
Ground rent	2,736	2,670
Provision for doubtful accounts	1,236	193
Total expenses	63,984	56,747
Operating income	35,069	69,317
Interest income	1,524	127
Interest and debt expense	(15,644)	(13,115)
Gain (loss) on extinguishment of debt	2,524	(1,274)
Income before income taxes	23,473	55,055
Income tax expense	(434)	(320)
Net income	23,039	54,735
Less net income attributable to noncontrolling interests in:
Operating partnership	(2,328)	(4,138)
Consolidated subsidiaries	(11)	(11)
Net income attributable to common shareholders	$20,700	$50,586

Earnings per common share - Basic:	$0.18	$0.51
Earnings per common share - Diluted:	$0.18	$0.50
Weighted average shares outstanding - Basic	113,677	99,639
Weighted average shares outstanding - Diluted	113,864	100,093

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the quarter ended March 31, 2018. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Quarter Ended March 31, 2018
	(in thousands)	(per share)
Net income	$23,039	$0.18
Less net income attributable to noncontrolling interests in:
Operating partnership	(2,328)	(0.02)
Consolidated subsidiaries	(11)	—
Net income attributable to common shareholders	20,700	0.16
Adjustments:
Rental property depreciation and amortization	21,072	0.17
Limited partnership interests in operating partnership	2,328	0.02
FFO applicable to diluted common shareholders	44,100	0.35

Gain on extinguishment of debt	(2,524)	(0.02)
Casualty gain, net(2)	(580)	—
Tenant bankruptcy settlement income	(164)	—
Environmental remediation costs	250	—
Reduction of deferred tax asset related to hurricane	168	—
FFO as Adjusted applicable to diluted common shareholders	$41,250	$0.33

Weighted average diluted shares used to calculate EPS	113,864
Assumed conversion of OP and LTIP Units to common shares(1)	12,717
Weighted average diluted common shares - FFO	126,581
(1) Operating Partnership ("OP") and Long-Term Incentive Plan ("LTIP") Units are excluded from the calculation of earnings per diluted share for the three months ended March 31, 2018 because their inclusion is anti-dilutive. FFO includes earnings allocated to unitholders as the inclusion of these units is dilutive to FFO per share.
(2) Casualty gain, net for the quarter ended March 31, 2018 includes:

(in thousands)	Quarter Ended March 31, 2018
Insurance proceeds, net of hurricane related expenses	$1,341
Provision for doubtful accounts	(181)
Property rental and tenant reimbursement losses	(580)
Casualty gain, net	$580

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the quarter ended March 31, 2018 and 2017. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of cash NOI and same-property cash NOI.

	Quarter Ended March 31,
(Amounts in thousands)	2018	2017
Net income	$23,039	$54,735
Management and development fee income from non-owned properties	(342)	(479)
Other income	(77)	(64)
Depreciation and amortization	21,270	15,828
General and administrative expense	7,641	8,132
Casualty and impairment (gain) loss, net(5)	(1,341)	3,164
Interest income	(1,524)	(127)
Interest and debt expense	15,644	13,115
(Gain) loss on extinguishment of debt	(2,524)	1,274
Income tax expense	434	320
Non-cash revenue and expenses	(2,289)	(40,801)
Cash NOI(1)	59,931	55,097
Adjustments:
Non-same property cash NOI(1)(2)	(12,474)	(8,334)
Tenant bankruptcy settlement income	(164)	(27)
Hurricane related operating loss(3)	306	—
Environmental remediation costs	250	—
Same-property cash NOI	$47,849	$46,736
Cash NOI related to properties being redeveloped(4)	5,983	5,693
Same-property cash NOI including properties in redevelopment	$53,832	$52,429
(1) Cash NOI is calculated as total property revenues less property operating expenses excluding the net effects of non-cash rental income and non-cash ground rent expense.
(2) Non-same property cash NOI includes cash NOI related to properties being redeveloped and properties acquired or disposed.
(3) Amount reflects rental and tenant reimbursement losses as well as provisions for outstanding amounts due from tenants at Las Catalinas that are subject to reimbursement from the insurance company.
(4) Excludes $0.5 million of rental and tenant reimbursement losses as well as provisions for outstanding amounts due from tenants at Montehiedra that are subject to reimbursement from the insurance company.
(5) Casualty and impairment gain of $1.3 million per the consolidated statements of income is comprised of a $1.5 million insurance gain net of $0.2 million hurricane-related expenses for the first quarter of 2018. Casualty and impairment loss for the first quarter of 2017 is comprised of a $3.2 million real estate impairment loss incurred related to our property in Eatontown, NJ sold in the second quarter of 2017.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the quarter ended March 31, 2018. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDAre and Adjusted EBITDAre.

	Quarter Ended March 31,
(Amounts in thousands)	2018	2017
Net income	$23,039	$54,735
Depreciation and amortization	21,270	15,828
Interest and debt expense	15,644	13,115
Income tax expense	434	320
Real estate impairment loss	—	3,164
EBITDAre	60,387	87,162
Adjustments for Adjusted EBITDAre:
Casualty gain, net(1)	(580)	—
Tenant bankruptcy settlement income	(164)	(27)
Environmental remediation costs	250	—
Transaction costs	—	51
(Gain) loss on extinguishment of debt	(2,524)	1,274
Income from acquired leasehold interest	—	(39,215)
Adjusted EBITDAre	$57,369	$49,245
(1) Refer to footnote 2 on page 8, Reconciliation of Net Income to FFO and FFO as Adjusted, for the adjustments included in Casualty gain, net for the quarter ended March 31, 2018.